Community Bank Shares of Indiana, Inc. reports 3rd quarter net income available to common shareholders of $1.8 million

New Albany, Ind. (October 24, 2012) – Community Bank Shares of Indiana, Inc. reported third quarter net income available to common shareholders of $1.8 million and earnings per diluted common share of $0.53. Net income available to common shareholders for the first nine months of 2012 was $5.1 million, an increase of 15.2% as compared to the nine months ended September 30th, 2011.

James Rickard, President and Chief Executive Officer, commented, “Our earnings trend over the past several quarters has been very encouraging as we progress through this slow growth economy. We have managed a stable net interest margin through this extended period of historically low interest rates, but to counter downward pressure on our margin we will need to reinvest cash flows from our investment portfolio into higher yielding loans over the next few years. We are aggressively prospecting for potential sales opportunities but intend to be prudent in our underwriting decisions. In addition, we continue to carefully monitor controllable expenses. Non-interest expenses are up just 2.2% for the first nine months of 2012 as compared to 2011, which is encouraging given the uncertainty in the economy and high legal expenses associated with credit resolution.”

Rickard continued, “We are making progress in resolving our non-performing assets. While this process tends to take time, our management team has worked diligently to move these assets toward resolution. This will continue to be a strategic priority in the fourth quarter and into 2013.”

The following points summarize significant financial information for the third quarter of 2012:

•	Net income available to common shareholders was $1.8 million.

•	Tangible book value per common share of $15.60 as of September 30, 2012.

•	Net interest margin, on a tax equivalent basis, of 3.96%, a decrease from 4.06% for the same period in 2011.

•	Provision for loan losses was $851,000, a decrease of $120,000 from the same period in 2011.

•	Non-performing assets increased to $26.6 million at September 30, 2012 from $20.9 million at June 30, 2012 due to the foreclosure of one credit relationship totaling $6.2 million. A charge-off of $2.5 million was recorded during the quarter for this credit, lowering the allowance for loan losses to total loans to 1.75% from 2.23% at June 30, 2012. The Company had fully provided for the charge-off in previous quarters and did not record additional provision for loan losses for this credit during the quarter.

•	Gains of $250,000 were realized on the sale of available for sale securities, a decrease of $302,000 from the quarter ended September 30, 2011.

The following points summarize significant financial information for the first nine months of 2012:

•	Net income available to common shareholders was $5.1 million, or $1.52 per diluted common share compared to $4.4 million and $1.29 for 2011.

•	Net interest margin, on a tax equivalent basis, of 4.10%, an increase from 4.04% from 2011.

•	Provision for loan losses of $3.3 million, an increase of $609,000 compared to 2011.

•	Gains on sales of securities available for sale of $1.4 million in 2012 compared to $1.6 million in 2011.

The Company’s unaudited consolidated condensed statements of income and credit quality metrics are as follows:

	Three Months Ended
	September 30,		June 30,
	2012	2011	2012
	(In thousands, except per share data)
Interest income	$8,144	$8,424	$8,370
Interest expense	1,000	1,436	1,103
Net interest income	7,144	6,988	7,267
Provision for loan losses	851	971	944
Non-interest income	1,779	2,008	1,979
Non-interest expense	5,677	5,620	5,977
Income before income taxes	2,395	2,405	2,325
Income tax expense	454	528	371
Net income	$1,941	$1,877	$1,954
Preferred stock dividends and discount accretion	(163)	(561)	(244)
Net income available to common shareholders	$1,778	$1,316	$1,710
Basic earnings per common share	$0.53	$0.40	$0.51
Diluted earnings per common share	$0.53	$0.38	$0.51

	Nine Months Ended
	September 30,
	2012	2011
	(In thousands, except per share data)
Interest income	$24,937	$25,753
Interest expense	3,209	4,733
Net interest income	21,728	21,020
Provision for loan losses	3,301	2,692
Non-interest income	6,066	5,904
Non-interest expense	17,536	17,154
Income before income taxes	6,957	7,078
Income tax expense	1,227	1,558
Net income	$5,730	$5,520
Preferred stock dividends and discount accretion	(633)	(1,094)
Net income available to common shareholders	$5,097	$4,426
Basic earnings per common share	$1.52	$1.34
Diluted earnings per common share	$1.52	$1.29

Credit quality metrics are as follows (in thousands):

		As of
	September 30, 20122	June 30, 2012	September 30, 2011

Loans on non-accrual status	$15,509	$15,548	$16,849
Loans past due 90 days or more and still accruing	-	-	-
Foreclosed and repossessed assets	11,055	5,371	3,659
Total non-performing assets	$26,564	$20,919	$20,508

Non-performing assets to total assets	3.27%	2.53%	2.62%
Allowance for Loan Losses to Total Loans	1.75	2.23	1.81

The Company’s unaudited condensed consolidated balance sheets are as follows:

	September 30, 2012	December 31, 2011
	(In thousands)
ASSETS
Cash and due from financial institutions	$12,030	$15,166
Interest-bearing deposits in other financial institutions	10,917	30,297
Securities available for sale	250,057	198,746
Loans held for sale	1,926	1,154
Loans, net of allowance for loan losses of $8,255 and $10,234	464,295	489,740
Federal Home Loan Bank and Federal Reserve stock	6,011	5,952
Accrued interest receivable	3,260	3,196
Premises and equipment, net	13,816	13,780
Cash surrender value of life insurance	20,532	20,012
Other intangible assets	693	865
Foreclosed and repossessed assets	11,055	5,076
Other assets	16,757	8,687
Total Assets	$811,349	$792,671

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non interest-bearing	$147,728	$127,877
Interest-bearing	454,831	453,481
Total deposits	602,559	581,358
Other borrowings	52,112	50,879
Federal Home Loan Bank advances	40,000	55,000
Subordinated debentures	17,000	17,000
Accrued interest payable	267	329
Other liabilities	13,491	8,510
Total liabilities	725,429	713,076

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	85,920	79,595
Total Liabilities and Stockholders’ Equity	$811,349	$792,671

About Community Bank Shares of Indiana, Inc.

Community Bank Shares of Indiana, Inc. was formed in 1991 as the nation’s first ever mutual holding company. In 1995 the company went public under the NASDAQ symbol CBIN. Today, Community Bank Shares of Indiana, Inc. is Southeastern Indiana’s largest locally owned and headquartered bank holding company and includes Your Community Bank and The Scott County State Bank. The mission statement of Community Bank Shares of Indiana reflects its purpose: “Achieving financial goals through exceptional people and exceptional service.” Community Bank Shares of Indiana strives to help shareholders, customers, employees, and our communities achieve their respective financial goals by empowering talented individuals to provide a level of unmatched customer service. To learn more about us, please visit www.yourcommunitybank.com and www.scottcountystatebank.com.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2011 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

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CONTACT:

Paul Chrisco
CFO

Community Bank Shares of Indiana, Inc.

812-981-7375